Supplement dated September 12, 2005 to Prospectus Supplement dated July 28, 2005 (To Prospectus dated May 3, 2005)

$1,005,342,300 (Approximate)

Mortgage Pass-Through Certificates, Series 2005-3

Citigroup Mortgage Loan Trust Inc.

Depositor

Countrywide Home Loans Servicing LP

GMAC Mortgage Corporation

National City Mortgage Co.

Wells Fargo Bank, N.A.

Servicers

CitiMortgage, Inc.

Master Servicer and Trust Administrator

Citibank, N.A.

Paying Agent, Certificate Registrar and Authenticating Agent

On page S-10, the second sentence of the first paragraph is deleted in its entirety and replaced with the following:

“100% of the Group III Mortgage Loans have an interest-only period of five or ten years following origination.”

On page S-14, under “Ratings,” the Class I-R, Class II-R and Class III-R ratings under “Moody’s” are changed from “Aaa” to “(1)”.

On page S-16, the third sentence under the section entitled “Interest Only Mortgage Loans will affect the yield and weighted average lives of the Group I Certificates, the Group II Certificates and the Group III Certificates” is deleted in its entirety and replaced with the following:

“100% of the Group III Mortgage Loans require the borrowers to make monthly payments only of accrued interest for the first five or ten years following origination.”

On page S-24, the second to last full sentence under the section entitled “Interest Shortfalls and Relief Act Shortfalls” is deleted in its entirety and replaced with the following:

“National City Mortgage Co. is required to cover any shortfall in interest collections that are attributable to prepayments in full or in part on the related mortgage loans, but only in an amount equal to the amount of interest (net of the related servicing fee rate) that would have accrued on the amount of the principal prepayment during the period commencing on the date as of which such principal prepayment was applied to the related mortgage loans and ending on the day immediately preceding the applicable due date for the next scheduled monthly payment.”

On page S-29, the second full sentence is deleted in its entirety and replaced with the following:

“100% of the Group III Mortgage Loans require the borrowers to make monthly payments only of accrued interest for the first five or ten years following origination.”

On page S-82, the second sentence of the first full paragraph is deleted in its entirety and replaced with the following:

“100% of the Group III Mortgage Loans have an interest-only period of five or ten years following origination.”

On page S-83, the first full paragraph is deleted in its entirety and replaced with the following:

“Approximately 77.67% and 22.33% of the Group III Mortgage Loans have interest only periods of five years and ten years, respectively, following the date of origination.”

On page S-86, the “Remaining Term of the Group III Mortgage Loans” table is deleted in its entirety and replaced with the following:

Original Term (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date	Weighted Average Mortgage Rate (%)	Weighted Average FICO	Weighted Average Original LTV (%)
60	172	$74,036,281.57	77.67%	3.937%	737	68.68%
120	73	21,282,922.35	22.33	3.401	720	72.25
Total	245	$95,319,203.92	100.00%	3.818%	733	69.48%

On page S-104, the eighth full sentence under the section entitled “Certain Shortfalls in Collections of Interest” is deleted in its entirety and replaced with the following:

“National City is required to cover any shortfall in interest collections that are attributable to prepayments in full or in part on the related mortgage loans, but only in an amount equal to the amount of interest (net of the related servicing fee rate) that would have accrued on the amount of the principal prepayment during the period commencing on the date as of which such principal prepayment was applied to the related mortgage loans and ending on the day immediately preceding the applicable due date for the next scheduled monthly payment.”

On page S-114, under “Group III Mortgage Loans,” under the column heading entitled “Remaining Interest Only Period (months),”

the second mortgage loan is changed from “N/A” to “56”

the fourth mortgage loan is changed from “N/A” to “57”

the eighth mortgage loan is changed from “N/A” to “58”

the twelfth mortgage loan is changed from “N/A” to “59” and

the fifteenth mortgage loan is changed from “N/A” to “54.”

On page S-181, under the table “At Year Ended December 31, 2004,” the “Percent Government” statistics, “17%” is changed to “22%” and “22%” is changed to “17%.”

On page S-125, the “Percent of Initial Certificate Principal Balance Outstanding at the Respective Percent of CPR” table is deleted in its entirety and replaced with the following:

	Class III-A1 Certificates and Class III-A2 Certificates
Distribution Date	0%	15%	25%	35%	45%
Initial Percentage	100%	100%	100%	100%	100%
July 25, 2006	100	84	74	63	53
July 25, 2007	100	71	54	40	28
July 25, 2008	100	59	40	25	15
July 25, 2009	100	50	30	16	8
July 25, 2010	100	42	22	11	4
July 25, 2011	98	35	16	7	2
July 25, 2012	97	29	12	4	1
July 25, 2013	95	25	9	3	1
July 25, 2014	94	21	7	2	*
July 25, 2015	92	17	5	1	*
July 25, 2016	89	14	4	1	*
July 25, 2017	86	12	3	*	*
July 25, 2018	84	10	2	*	*
July 25, 2019	81	8	1	*	*
July 25, 2020	77	6	1	*	*
July 25, 2021	74	5	1	*	*
July 25, 2022	70	4	*	*	*
July 25, 2023	67	3	*	*	*
July 25, 2024	63	3	*	*	*
July 25, 2025	58	2	*	*	*
July 25, 2026	54	2	*	*	*
July 25, 2027	49	1	*	*	*
July 25, 2028	44	1	*	*	*
July 25, 2029	38	1	*	*	*
July 25, 2030	32	1	*	*	*
July 25, 2031	26	*	*	*	*
July 25, 2032	20	*	*	*	*
July 25, 2033	13	*	*	*	*
July 25, 2034	6	*	*	*	*
July 25, 2035	0	0	0	0	0
Weighted Average Life (years) to Maturity(1)	20.58	5.58	3.32	2.23	1.61
Weighted Average Life (years) to Optional Termination(1)(2)	20.56	5.40	3.18	2.13	1.54

*If applicable, represents less than one-half of one percent, but greater than zero.

(1)The weighted average life of a certificate is determined by (a) multiplying the amount of each distribution of principal by the number of years from the date of issuance of the certificate to the related distribution date, (b) adding the results and (c) dividing the sum by the initial Certificate Principal Balance of the certificate.

(2)Assumes an optional purchase of the mortgage loans on the earliest possible distribution date on which it is permitted.

On page S-126, the “Percent of Initial Certificate Principal Balance Outstanding at the Respective Percent of CPR” table is deleted in its entirety and replaced with the following table:

	Class III-R Certificates
Distribution Date	0%	15%	25%	35%	45%
Initial Percentage	100%	100%	100%	100%	100%
July 25, 2006	100	0	0	0	0
July 25, 2007	100	0	0	0	0
July 25, 2008	100	0	0	0	0
July 25, 2009	100	0	0	0	0
July 25, 2010	0	0	0	0	0
July 25, 2011	0	0	0	0	0
July 25, 2012	0	0	0	0	0
July 25, 2013	0	0	0	0	0
July 25, 2014	0	0	0	0	0
July 25, 2015	0	0	0	0	0
July 25, 2016	0	0	0	0	0
July 25, 2017	0	0	0	0	0
July 25, 2018	0	0	0	0	0
July 25, 2019	0	0	0	0	0
July 25, 2020	0	0	0	0	0
July 25, 2021	0	0	0	0	0
July 25, 2022	0	0	0	0	0
July 25, 2023	0	0	0	0	0
July 25, 2024	0	0	0	0	0
July 25, 2025	0	0	0	0	0
July 25, 2026	0	0	0	0	0
July 25, 2027	0	0	0	0	0
July 25, 2028	0	0	0	0	0
July 25, 2029	0	0	0	0	0
July 25, 2030	0	0	0	0	0
July 25, 2031	0	0	0	0	0
July 25, 2032	0	0	0	0	0
July 25, 2033	0	0	0	0	0
July 25, 2034	0	0	0	0	0
July 25, 2035	0	0	0	0	0
Weighted Average Life (years) to Maturity(1)	4.41	0.07	0.07	0.07	0.07
Weighted Average Life (years) to Optional Termination(1)(2)	4.41	0.07	0.07	0.07	0.07

*If applicable, represents less than one-half of one percent, but greater than zero.

(1)The weighted average life of a certificate is determined by (a) multiplying the amount of each distribution of principal by the number of years from the date of issuance of the certificate to the related distribution date, (b) adding the results and (c) dividing the sum by the initial Certificate Principal Balance of the certificate.

(2)Assumes an optional purchase of the mortgage loans on the earliest possible distribution date on which it is permitted.

On page S-127, the “Percent of Initial Certificate Principal Balance Outstanding at the Respective Percent of CPR” table is deleted in its entirety and replaced with the following table:

	Group III Offered Subordinate Certificates
Distribution Date	0%	15%	25%	35%	45%
Initial Percentage	100%	100%	100%	100%	100%
July 25, 2006	100	100	100	100	100
July 25, 2007	100	100	100	93	78
July 25, 2008	100	100	92	75	58
July 25, 2009	100	100	69	49	32
July 25, 2010	100	89	52	32	18
July 25, 2011	98	75	38	20	10
July 25, 2012	97	63	28	13	5
July 25, 2013	95	52	21	8	3
July 25, 2014	94	44	15	5	2
July 25, 2015	92	36	11	3	1
July 25, 2016	89	30	8	2	*
July 25, 2017	86	25	6	1	*
July 25, 2018	84	20	4	1	*
July 25, 2019	81	17	3	1	*
July 25, 2020	77	14	2	*	*
July 25, 2021	74	11	2	*	*
July 25, 2022	70	9	1	*	*
July 25, 2023	67	7	1	*	*
July 25, 2024	63	6	1	*	*
July 25, 2025	58	5	*	*	*
July 25, 2026	54	4	*	*	*
July 25, 2027	49	3	*	*	*
July 25, 2028	44	2	*	*	*
July 25, 2029	38	2	*	*	*
July 25, 2030	32	1	*	*	*
July 25, 2031	26	1	*	*	*
July 25, 2032	20	*	*	*	*
July 25, 2033	13	*	*	*	*
July 25, 2034	6	*	*	*	*
July 25, 2035	0	0	0	0	0
Weighted Average Life (years) to Maturity(1)	20.58	9.70	6.08	4.57	3.58
Weighted Average Life (years) to Optional Termination(1)(2)	20.56	9.30	5.75	4.27	3.30

*If applicable, represents less than one-half of one percent, but greater than zero.

(1)The weighted average life of a certificate is determined by (a) multiplying the amount of each distribution of principal by the number of years from the date of issuance of the certificate to the related distribution date, (b) adding the results and (c) dividing the sum by the initial Certificate Principal Balance of the certificate.

(2)Assumes an optional purchase of the mortgage loans on the earliest possible distribution date on which it is permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup